Registration No. 333-_________

As filed with the Securities and Exchange Commission on March 2, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of Registrant as specified in its charter)

Nevada	88-0422242
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8201 E. 34th Street N, Suite 1307

Wichita, Kansas 67226

(Address of Principal Executive Offices)

2017 Omnibus Equity Incentive Plan, as amended

AgEagle Aerial Systems Inc. Employee Stock Purchase Program

(Full title of the Plan)

Copy to:

William Irby	Justin A. Santarosa, Esq.
Chief Executive Officer	Duane Morris LLP
AgEagle Aerial Systems Inc.	865 South Figueroa Street, Suite 3100
8201 E. 34th Street N, Suite 1307	Los Angeles, California 90017
Wichita, Kansas 67226	(213) 689-7466
(620) 325-6363
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register (i) 2,000,000 additional shares of common stock of AgEagle Aerial Systems Inc. (the “Company” or the “Registrant”) that may be issued to participants pursuant to the amended 2017 Omnibus Equity Incentive Plan (as may be amended and/or amended and restated from time to time, the “Plan”) and (ii) 500,000 shares of the Company’s common stock that may be issued to participants pursuant to the Aerial Systems Inc. Employee Stock Purchase Plan (the “ESPP”). The Company’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-262225) was filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2022.

At a special meeting of the Company’s stockholders on January 22, 2026, the Company’s stockholders approved (i) the amendment of the Plan (the “Amendment”) and (ii) the ESPP. The stockholders’ approval of the Amendment increased the number of shares of common stock available for issuance under the Plan by 2,000,000 shares, and the stockholders’ approval of the ESPP authorized 500,000 shares of common stock that may be issued to participants pursuant to the ESPP.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to Plan or ESPP participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant does not need to file these documents with the Commission either as a part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 31, 2025 (including information specifically incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 30, 2025);

(b) The Company’s Quarterly Report on Form 10-Q for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the Commission on May 15, 2025, August 14, 2025, and November 14, 2025, respectively;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on February 10, 2025, April 4, 2025, April 16, 2025, April 29, 2025, June 12, 2025, June 18, 2025, July 9, 2025, July 14, 2025, September 11, 2025, November 6, 2025, November 10, 2025, January 26, 2026 and February 6, 2026 (other than information in such Current Reports deemed to have been furnished and not filed in accordance with the rules of the Commission); and

(d) The description of the Company’s common stock contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 31, 2021 (File No. 001-36492), including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 78.138(7) of the Nevada Revised Statutes (“NRS”) provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

The Company’s Articles of Incorporation, as amended, provide for the indemnification of a present or former director or officer to the extent permitted under the NRS, against all expense, liability and loss reasonably incurred or suffered by the officer or director in connection with any action against such officer or director by reason of being an officer or director of the Company.

The Company’s Second Amended and Restated Bylaws also provide for indemnification of the Company’s officers and directors and the advancement of expenses incurred in defending an action as incurred upon receipt of an undertaking by the officer or director to repay the amount if it is ultimately determined that the officer or director is not entitled to such indemnification. If there is no undertaking to repay advanced expenses upon determination that the officer or director is not entitled to such indemnification, indemnification of an officer or director requires approval as determined by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (c) a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, or (d)if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (a) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the NRS further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 7502(3) of the NRS provides that the provision of discretionary indemnification under Section 7502(1) or Section 7501(2) shall be determined by the Company’s (a) stockholders, (b) the board by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or (c) by independent counsel.

Section 78.751 (1) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action may be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, shareholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Articles of Incorporation, as currently in effect (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed with the Commission on August 14, 2008).
4.2	Second Amended and Restated Bylaws, as currently in effect (incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on January 25, 2023).
5.1*	Opinion of Duane Morris LLP.
23.1*	Consent of Duane Morris LLP (contained in opinion filed as Exhibit 5.1 to this Registration Statement).
23.2*	Consent of WithumSmith+Brown, P.C., independent accountants.
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	2017 Omnibus Equity Incentive Plan (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-226324), filed with the Commission on July 24, 2018).
99.2	Amendment to the 2017 Omnibus Equity Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Special Meeting of Stockholders of the Registrant (File No. 001-36492), filed with the Commission on December 9, 2025).
99.3	AgEagle Aerial Systems Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix B to the proxy statement for the Special Meeting of Stockholders of the Registrant (File No. 001-36492), filed with the Commission on December 9, 2025).
107.1*	Calculation of Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Table” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on March 2, 2026.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ William Irby
William Irby
Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints William Irby and Alison Burgett and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post- effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William Irby	Chief Executive Officer and Director	March 2, 2026
William Irby	(Principal Executive Officer)

/s/ Alison Burgett	Chief Financial Officer	March 2, 2026
Alison Burgett	(Principal Financial and Accounting Officer)

/s/ Grant Begley	Chairman of the Board	March 2, 2026
Grant Begley

/s/ Kevin Lowdermilk	Director	March 2, 2026
Kevin Lowdermilk

/s/ Brent Klavon	Director	March 2, 2026
Brent Klavon

/s/ L.B. Day	Director	March 2, 2026
L.B. Day